Exhibit 99.1

3130 GATEWAY DRIVE / P.O. BOX 5625 NORCROSS, GA 30091-5625 1.855.IMMUCOR PHONE www.immucor.com WEB

FOR IMMEDIATE RELEASE

IMMUCOR CONTACT: Michele Howard, Vice President of Corporate Development and Communications

    770.441.2051

Immucor Completes Acquisition of LIFECODES® Business from Hologic, Inc.

NORCROSS, Ga., March 22, 2013 – Immucor, Inc., a global leader in providing automated instrument-reagent systems to the blood transfusion industry, has completed its acquisition of the LIFECODES business from Hologic, Inc. (NASDAQ: HOLX).

“The addition of LIFECODES expands Immucor’s specialty diagnostic footprint with a highly complementary best-in-class product portfolio, including transplant and other immune-monitoring products,” said William A. Hawkins, president and chief executive officer of Immucor. “At Immucor, our focus has always been on helping blood banks, reference centers and hospitals find the right match for patients in need of a blood transfusion. Our acquisition of LIFECODES adds a worldwide leadership position in transplantation diagnostics that is focused on helping reference centers and hospitals find the right match for patients in need of organs and stem cells.”

LIFECODES was previously a part of the San Diego-based Gen-Probe Incorporated portfolio. Hologic acquired Gen-Probe in August 2012.

For more information about LIFECODES, visit http://www.immucor.com/lifecodes.

About Immucor

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories, and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of products for all of its market segments, including two fully automated instruments for serology testing – NEO® and Echo® – and its BioArray™ molecular BeadChip™ offering, which is CE marked in Europe and available on a research use only basis in the U.S. Immucor is headquartered in Norcross, Georgia. For more information, visit http://www.immucor.com or call 1.855.IMMUCOR.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this communication contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, including, among others, statements regarding the impact of the acquisition of the LIFECODES business are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Immucor, Inc. (the “Company”) and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should" or similar expressions. Forward-looking statements are not guarantees of future events and involve risks and uncertainties that actual events may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to, unexpected costs or liabilities and those set forth in the reports that the Company files from time to time with the SEC. These forward-looking statements reflect the Company’s expectations as of the date hereof. The Company undertakes no obligation to update the information provided herein.

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